EXHIBIT 99.1
                                                                    ------------


28 March 2003

                   HSBC COMPLETES THE ACQUISITION OF HOUSEHOLD


HSBC Holdings plc ("HSBC") today announced the completion of its acquisition of Household International, Inc. ("Household") by way of merger with H2 Acquisition Corporation ("H2"), a wholly owned subsidiary of HSBC. H2 will be renamed "Household International, Inc." All necessary regulatory and other consents and approvals were obtained to permit completion in accordance with the merger agreement entered into on 14 November 2002. A certificate of merger was filed earlier today with the Secretary of State of the State of Delaware declaring the merger effective as of 10.02 p.m. (London time) today.

In connection with the acquisition, HSBC has allotted 1,273,297,057 new ordinary shares of US$0.50 each (the "New Shares"). Application for listing has been approved by the UK Listing Authority and trading on the London Stock Exchange of the New Shares is expected to commence on Monday, 31 March 2003 at 8.00 a.m. Trading of the New Shares on Euronext will commence on 31 March 2003 at 9.00 a.m. (Paris time) and trading of the New Shares on the Hong Kong Stock Exchange will commence on 1 April 2003 at 9.30 a.m. (Hong Kong time). Trading of American Depositary Shares representing the New Shares on the New York Stock Exchange will commence on 31 March 2003 at 9.00 a.m. (New York time). Applications for listing of a further 127,329,705 ordinary shares of US$0.50 each, which may be issued in future in connection with obligations arising from the acquisition of Household, have been approved by the UK Listing Authority (a block listing) and by the Hong Kong Stock Exchange. The last day of trading on the New York Stock Exchange in Household common stock was 28 March 2003.

HSBC's acquisition of Household contributes to a major strategic objective of maintaining a balanced worldwide portfolio. Approximately 30 per cent of HSBC's assets are now in the Americas, 30 per cent in Asia and the Middle East and 40 per cent in Europe. HSBC's broad spread of businesses, balanced between OECD countries and developing markets, is further diversified through the addition of Household's consumer lending portfolios. Personal financial services is now HSBC's largest line of business.


                                                                        more....


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HSBC completes the acquisition of Household/2


William F Aldinger, Chairman and Chief Executive of Household, will continue to lead Household's businesses and will assume overall responsibility for the HSBC Group's North American operations. He will become Chairman and Chief Executive Officer of HSBC North America Inc. later this year. Mr Aldinger will also be appointed a director of HSBC Holdings plc.

Sir John Bond, Group Chairman of HSBC, said, "Household is a company with a 125-year history, which brings over 50 million customers in the US to HSBC; its delivery channels include over 1,300 branches in 45 states, relationships with over 70 retail merchants and a national network of auto-dealerships together with multiple web-based services. Our combined credit card businesses will be in the world's top ten. Household is a very significant addition to HSBC and we look forward to delivering value from the opportunities this brings."

"We are delighted to be part of the HSBC Group now and we are excited about the opportunities that this brings," said William F. Aldinger, Chairman and CEO of Household. "The combination of Household and HSBC means that we can now provide our respective customer bases with a full range of financial services and allows us to continue to serve them, with products that best meet their needs as their financial circumstances evolve."


                                    - ends -


NOTE TO EDITORS:

Headquartered in London, the HSBC Group is one of the world's largest banking and financial services organisations. HSBC's 180,000 staff serve 38 million customers worldwide, from over 8,000 offices in 80 countries and territories. The Group has assets of US$759 billion (at 31 December 2002), and is listed on the London, Hong Kong, New York, and Paris stock exchanges.


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MEDIA CONTACTS:

             HSBC                                            Household

London       Richard Beck/Adrian Russell                     -
             Tel: + 44 (20) 7991 0633/7992 1555

New York     Linda Stryker-Luftig                            Craig Streem
             Tel: (212) 525 3800                             Tel: (847) 564 6053

Hong Kong    David Hall                                      -
             Tel: (852) 2822 1133


INVESTOR RELATIONS CONTACTS:

             HSBC                                            Household

London       Pat McGuinness                                  -
             Tel: + 44 (20) 7992 1938

New York     Ted Ayvas                                       Craig Streem
             Tel: (212) 525 6191                             Tel: (847) 564 6053

Hong Kong    Gareth Hewett                                   -
             Tel: (852) 2822 4929